UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒              Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☐	Definitive additional materials.

☒	Soliciting material pursuant to Section 240.14a-12

FERMI INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Fermi’s Former CEO Toby Neugebauer Makes More False Claims and Inaccurate Statements

Mr. Neugebauer’s Pattern of Falsehoods Reinforce that He Cannot be Trusted to Oversee Fermi; His Gaining Control of the Company Would Jeopardize Shareholder Value

Fermi Urges Shareholders to Return the WHITE Consent Revocation Card Today

DALLAS, June 22, 2026 – Fermi Inc. (NASDAQ: FRMI) (LSE: FRMI), operating as Fermi America™ (“Fermi” or the “Company”), today announced that it is mailing a letter to shareholders re-emphasizing that all Fermi shareholders should sign, date and return the WHITE Consent Revocation Card today in response to the consent solicitation by former Chief Executive Officer Toby Neugebauer seeking to call a Special Meeting of Shareholders (“Special Meeting”), and sets the record straight on numerous inaccuracies that Mr. Neugebauer published on June 16, 2026.

PLEASE DO NOT SIGN OR RETURN ANY GREEN AGENT DESIGNATION CARDS sent to you by Toby R. Neugebauer, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust.

The full text of the letter is as follows:

June 22, 2026

Dear Fermi Shareholder:

Your Board and management are focused on building on Fermi’s commercial momentum. We are executing our strategy for Project Matador and confident that our below commitments will deliver results for our shareholders and all Fermi stakeholders:

●	Attracting premier tenants who recognize the unique value of our platform;

●	Building the best private power grid on the planet, in close collaboration with our suppliers and partners;

●	Ensuring sufficient capital to support liquidity needs;

●	Accelerating strategic partnerships in both power and data centers; and

●	Investing in our people and talent pipeline, including key leadership additions.

The actions that we have taken and the plan that we are currently executing are earning the trust of the market following the 80% decline that occurred during former CEO Toby Neugebauer’s tenure. We saw strong support after our first quarter earnings call when the new management team provided its 90-day plan, and we are seeing it again as market commentary clearly favors the accelerated progress and unique advantages Project Matador offers the growing AI economy.

Unfortunately, Mr. Neugebauer is attempting to claim he’s responsible for the recent momentum, as he continues his pattern of behavior that led to his termination for cause and threatens to disrupt the Company’s progress. His objective is clear: seek to call a Special Meeting so he can attempt to replace the Board and leadership team with his slate of hand-picked nominees so that he can orchestrate a quick sale of the Company. A quick sale benefits Mr. Neugebauer and his affiliates at the expense of other shareholders because they were granted their shares for less than a penny each.

Mr. Neugebauer does not have your best interest in mind in his quest for control of Fermi. Rather, his actions are designed to advance his personal agenda at your expense. His missive on June 16th is the latest example of a disgruntled and disorganized former CEO throwing everything against the wall to see what sticks. You are being asked to decide whether, at this critical juncture for the Company, the expense and distraction of a Special Meeting a few months before our Annual Meeting is necessary and whether Mr. Neugebauer is the right person to direct the future of Fermi.

Fermi's Board of Directors and management team strongly urge you to sign, date and return the WHITE Consent Revocation Card.

Consider the following facts when evaluating your decision:

×	Toby’s Claim: “The Company has done, and is doing, everything possible to discourage proposals.”

✓	The Facts: Fermi, alongside Broadhaven, the Company’s independent financial advisor, is actively engaged with multiple strategic partners and prospective tenants.

This includes discussions with 7 tenants and 12 potential strategic partners – every bona fide inbound we have received we have considered. Moreover, and as previously disclosed, preliminary discussions have advanced to ongoing substantive negotiations, and we are increasingly confident about securing value-enhancing transactions. Importantly, almost all of these parties have indicated they do not want to be involved with Fermi if Toby regains control.

×	Toby’s Claim: “John Sellers, Co-CEO of Double Eagle Energy III — or a leader who matches his qualifications and relationships — should be made Chairman and CEO immediately.”

✓	The Facts: Not long after Mr. Neugebauer suggested that Mr. Sellers become CEO without notifying Mr. Sellers that he would do so, Double Eagle issued a statement that Double Eagle “has not discussed the Proposal with Mr. Neugebauer” and confirmed that “neither Mr. Sellers nor Double Eagle has any interest in pursuing Mr. Neugebauer’s proposal.”

This reckless, highly public and ‘shoot first, ask questions later’ mindset is illustrative of the kind of leadership that, if Mr. Neugebauer gains control, would be detrimental to the value of your shares.

×	Toby’s Claim: “[Fermi needs] a stronger leadership team.”

✓	The Facts: The Board has successfully retained a highly qualified Interim CFO and is far along in its search for a permanent CEO, which is being led by Heidrick & Struggles, a top executive search firm. Fermi’s Board and management team have also achieved significant commercial momentum, and engagement with prospective tenants and strategic partners has reaccelerated, reinforcing confidence in Fermi's strategy and our ability to deliver long-term shareholder value.

×	Toby’s Claim: “The market has spoken clearly with its positive stock reaction to my open letter.”

✓	The Facts: Since the removal of Mr. Neugebauer from office, Fermi’s stock price has increased 45%, reflecting shareholder support for the advances made in Fermi 2.0, rather than a positive reaction to Mr. Neugebauer’s public proposal to nominate a CEO candidate with whom he had not spoken to in advance. The Company’s strong performance since Mr. Neugebauer’s termination stands in stark contrast to the 80% decline during his tenure.

Do not entrust your investment in the Company to Mr. Neugebauer, and DO NOT SIGN OR RETURN ANY GREEN CONSENT CARDS.

Regardless of the number of shares you own, you have an important stake in our Company and in our future. It is important for all Fermi shareholders to sign, date and return the WHITE Consent Revocation Card and discard Mr. Neugebauer’s Green Consent Card.

Thank you for your support.

Sincerely,

The Board of Directors
Fermi Inc.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Vinson & Elkins L.L.P. are serving as legal counsel to the Company. Fermi has also retained Alex Spiro of Quinn Emanuel Urquhart & Sullivan to assist with certain litigation matters.

About Fermi America™

Fermi America™ (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 gigawatts of experience, to create the world's largest, up to 17 gigawatts next-gen private grid, helping ensure America's energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation's biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing. For additional information visit www.fermiamerica.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to future events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Fermi undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Investors should consult further disclosures and risk factors included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Registration Statement on Form S-8 and other documents filed from time to time with the SEC by Fermi.

Additional Information and Where to Find It

Fermi has filed with the SEC a definitive consent revocation statement on Schedule 14A in connection with the consent solicitation by Mr. Neugebauer to call a Special Meeting of Fermi shareholders, and intends to file a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for any future meeting of shareholders called as a result of Mr. Neugebauer's consent solicitation, both containing a form of WHITE proxy card.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE CONSENT REVOCATION STATEMENT AND ANY SUCH DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY FERMI AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Fermi free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi's website at www.fermiamerica.com.

Participants in the Solicitation

Fermi, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of revocations and proxies with respect to a solicitation by Fermi. Information about Fermi's executive officers and directors is available in Fermi's Annual Report on Form 10-K/A (the "Form 10-K/A") for the year ended December 31, 2025, filed with the SEC on April 30, 2026. To the extent holdings by our directors and executive officers of Fermi securities reported in the Form 10-K/A have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi's website at www.fermiamerica.com.

Contacts

Investors

Rodrigo Acuna

IR@fermiamerica.com

Media

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag / Adam Pollack / Eliza Rothstein

212-355-4449

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